EXHIBIT 11.1

To Whom It May Concern:

We hereby consent to the use in the Annual Report on Form 1-K of Maptelligent, Inc., that was filed on or about May 5, 2022, of our Report of Independent Registered Public Accounting Firm, dated March 31, 2022, on the balance sheets of Maptelligent, Inc. as of December 31, 2021 and 2020, and the related statements of operations, stockholders' deficit and cash flows for the years then ended, which appear in such Annual Report.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

May 5, 2022